TechnipFMC

TechnipFMC plc
Insider Trading Compliance Policy

In line with TechnipFMC plc's (the "Company") core values, foundational beliefs, and Code of Business Conduct, we require our personnel to comply at all times with laws and regulations governing insider trading. This policy outlines procedures designed to help comply with these legal requirements.

Persons Covered

You must comply with this policy if you are:

- a director, executive officer, or employee; or
- an entity controlled by a director, executive officer, or employee.

Individuals subject to this policy are responsible for ensuring that members of their household comply with this policy.

Policy Statement

Unless otherwise permitted by this policy, you must not:

- purchase, sell, gift or otherwise transfer any security of the Company while you possess material, nonpublic information about the Company;
- purchase, sell, gift, or otherwise transfer any security of any other company, while you possess material, nonpublic information about the other company that you obtained in connection with your employment by or service to the Company;
- directly or indirectly communicate material, nonpublic information to anyone outside the Company unless you follow Company policy regarding confidential information; or
- directly or indirectly communicate material, nonpublic information to anyone within the Company except on a need-to-know basis.

For this purpose:

- *securities* includes stocks, bonds, notes, debentures, options, warrants, equity, and other convertible securities, as well as derivative instruments;
- *purchase* includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security;

- *sale* includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security;

- *material* means likely to have a significant effect on the market price of the security (also understood to mean a substantial likelihood that a reasonable investor would consider the information important in making an investment decision); and

- *nonpublic* means not broadly disseminated to the general public so that investors have been able to factor the information into the market price of the security.

To understand how these terms apply to specific circumstances, or for any other questions about this policy, please contact the Company's Chief Legal Officer.

<u>Quarterly Blackout Periods</u>

The Chief Legal Officer will designate a list of persons who (with their controlled entities and household members) must not purchase, sell, gift, or otherwise transfer any security of the Company during any blackout period, except as otherwise permitted by this policy.

The quarterly blackout period:

- begins on the first day of each quarter at market open on the New York Stock Exchange ("NYSE"); and

- ends upon completion of the first full trading day on the NYSE after the public release of earnings information for that quarter.

<u>Additional Blackout Periods</u>

From time to time, the Chief Legal Officer may determine that an additional blackout period is appropriate. Persons subject to an additional blackout period must not purchase, sell, gift, or otherwise transfer any security of the Company, except as otherwise permitted by this policy, and must not disclose that an additional blackout period is in effect.

<u>Pre-Clearance of Transactions</u>

All directors and executive officers of the Company, and any other persons designated by the Chief Legal Officer, including their controlled entities and household members, must pre-clear each transaction in any security of the Company.

To submit a pre-clearance request, you must follow the procedures established by the Chief Legal Officer.

Pre-clearance approval:

- must be obtained from the Chief Legal Officer and either the Chief Executive Officer or Chief Financial Officer (the "Pre-Clearance Officers");
- must be submitted in writing to the Pre-Clearance Officers at least three trading days in advance of the proposed transaction;
- remains valid for two business days for transactions without a proposed transaction date;
- remains subject to your independent obligation to confirm that you do not possess material, nonpublic information at the time of your transaction;
- will not constitute legal advice that a proposed transaction complies with applicable law;
- will not result in liability to the Company or any other person if delayed or withheld; and
- is not required for transactions under a previously approved Rule 10b5-1 plan.

No later than one trading day after the transaction takes place, you should directly, or indirectly through your broker, provide the Pre-Clearance Officers with the details of the transaction, including transaction type, number of shares, transaction date, and price per security.

For transactions in the Company's debt securities for which the European Market Abuse Regulations are applicable, you should be aware that trades must be notified to the relevant authority (with copy to the Company's legal department) and that additional filing requirements may apply to your controlled entities and household members.

Stock Ownership Requirements – Directors and Executive Officers

Non-employee directors are required to own Company securities with a value equal to five times their annual retainer. All executive officers are required to own Company securities in a multiple of their base pay as noted below. These ownership requirements can be met with Company ordinary shares, restricted stock units, and performance-based restricted stock units where the performance period is final and approved. Unexercised stock options and shares held in Company retirement plans are not included in the ownership calculation.

Position	Ownership Multiple
Chief Executive Officer	6.0
Chief Financial Officer	5.0
All other executive officers	3.0

Non-employee directors and executive officers have five years from the date of their initial appointment to their position to meet their ownership requirement. The ownership requirements will be pro-rated over the five-year period. Non-employee directors and executive officers may not sell, gift, or otherwise transfer any security of the Company until they meet their respective ownership requirement. Once the ownership requirement is met, non-employee directors and executive officers must continue to maintain their ownership requirement after any sale, gift, or other transfer of Company securities.

Exempt Transactions

This policy, except for provisions set forth in the Prohibited Transactions section below, does not apply to:

- transactions directly with the Company;
- transactions relating to equity incentive awards without any open-market sale of securities (e.g., cash exercises of stock options or the “net settlement” of restricted stock units but not broker-assisted cashless exercises or open-market sales to cover taxes upon the vesting of restricted stock units); or
- transactions under a previously approved Rule 10b5-1 plan.

Trading Plans

The restrictions in this policy, except for provisions set forth in the Prohibited Transactions section below, do not apply to transactions under a trading plan that satisfies the conditions of Rule 10b5-1 and has been previously approved by the Pre-Clearance Officers.

A trading plan may be modified outside of a blackout period when you do not possess material, nonpublic information. Modifications to, and terminations of, a trading plan must be pre-approved by the Pre-Clearance Officers.

Prohibited Transactions

You may not engage in:

- short sales (i.e., sales of shares that you do not own at the time of sale);
- options trading, including puts, calls, or other derivative securities on an exchange, an over-the-counter market, or any other organized market;
- hedging transactions, such as prepaid variable forward contracts, equity swaps, collars, exchange funds, or other transactions that hedge or offset any decrease in market value of the Company's equity securities;
- pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account; and
- automatic dividend reinvestment of your Company shares.

Post-Termination Transactions

If you possess material, nonpublic information when your employment by, or service to, the Company terminates, the restrictions set forth in the Policy Statement section above continue to apply until that information has become public or is no longer material.

Policy Administration

The Chief Legal Officer has the authority to interpret, update, and implement this policy, which authority including clarifying its terms in line with its general purpose and applicable securities laws. The Chief Executive Officer and the Chief Financial Officer, acting jointly, shall oversee the administration of this policy as it pertains to any trading activity or waivers of the terms of this policy for the Chief Legal Officer. The Chief Executive Officer and the Chief Legal Officer,

acting jointly, may approve any other waivers of the terms of this policy; provided, however, that any waivers for directors requires the additional approval of the Company's Lead Independent Director and the Chair of the Board's Compensation and Talent Committee.

Certification of Compliance

You may be asked periodically to certify your compliance with the terms and provisions of this policy.

Adopted on October 22, 2024